Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland American Real Estate Trust, Inc.:

We consent to the use of our report dated March 11, 2011, with respect to the consolidated balance sheets of Inland American Real Estate Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule III, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

Chicago, Illinois
March 16, 2011